Exhibit 99.1

Beazer Homes Announces Closing of Tack-on Offering of $100 Million of Senior Unsecured Notes due 2022

ATLANTA — September 30, 2016 — Beazer Homes USA, Inc. (NYSE: BZH) (the “Company”) announced today the completion of its previously-announced tack-on offering of an additional $100 million aggregate principal amount of its 8.750% Senior Notes due 2022 (the “Additional Notes”). The Additional Notes were offered in a private offering that was exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”).

The net proceeds of the offering will be used to redeem all of the Company’s outstanding 9.125% Senior Notes due 2019.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Additional Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The offer and sale of the Additional Notes will not be registered under the Securities Act or applicable state securities laws, and the Additional Notes were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Unless so registered, the Additional Notes cannot be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About Beazer Homes USA, Inc.

Headquartered in Atlanta, Beazer Homes is a geographically diversified homebuilder with active operations in 13 states within three geographic regions in the United States. The Company’s homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers. In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service. The Company’s active operations are in the following states: Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Source: Beazer Homes USA, Inc.

David I. Goldberg

Vice President of Treasury and Investor Relations

770-829-3700

investor.relations@beazer.com